Auris Surgical Robotics Agrees to Acquire Hansen Medical

April 20, 2016; San Carlos and Mountain View, CA. Auris Surgical Robotics, Inc. and Hansen Medical, Inc. (NASDAQ: HNSN) today announced that they have signed a definitive merger agreement under which Auris will acquire Hansen Medical for $4.00 per share in cash, or a total equity value of approximately $80 million. The purchase price per share represents a premium of approximately 39.9% over the closing sale price of common stock of Hansen Medical as reported on NASDAQ on April 19, 2016. In addition, certain significant stockholders of Hansen Medical have agreed to invest approximately $49 million into Auris contemporaneously with the closing of the transaction.

“Hansen Medical has developed a technology leadership position in the field of intravascular robotics,” commented Dr. Fred Moll, Chief Executive Officer of Auris. “There remains a significant opportunity in flexible robotics and I am excited to combine with Hansen Medical to advance this market.”

“We are pleased with this outcome, which we believe maximizes value for our shareholders. The combined capabilities of Auris and Hansen Medical will accelerate the proliferation of medical robotics to advance patient care,” said Cary Vance, President and CEO of Hansen Medical.

The transaction is expected to close in mid-2016, subject to customary closing conditions, including Hansen Medical shareholder approval. Holders of approximately 65.4% of Hansen Medical’s outstanding shares, including all executive officers and directors of Hansen Medical and the significant stockholders described above, have entered into voting agreements with Auris and Hansen Medical pursuant to which they have agreed to vote in favor of and otherwise support the transaction.

PJT Partners provided financial advice to Auris on the transaction, with Morrison & Foerster LLP serving as legal adviser to Auris. In connection with the transaction, Perella Weinberg Partners LP is serving as financial adviser to a Special Committee of the Board of Directors of Hansen Medical, Sidley Austin LLP is serving as legal adviser to Hansen Medical and Morris, Nichols, Arsht & Tunnell LLP is serving as legal adviser to the Special Committee of the Board of Directors of Hansen Medical.

About Auris Surgical Robotics, Inc.

Auris is a technology company defining the future of medical intervention.  By combining advancements in medical robotics, instrumentation, navigation and data science, Auris is building a platform technology capable of expanding the applicability of robotics to a spectrum of medical procedures.

About Hansen Medical, Inc.

Hansen Medical, Inc., based in Mountain View, California, is a leader in intravascular robotics, developing products and technology designed to enable the accurate positioning, manipulation and control of catheters and catheter-based technologies. The company’s Magellan™ Robotic System, Magellan Robotic Catheters, and related accessories are intended to facilitate navigation to anatomical targets in the peripheral vasculature and subsequently provide a conduit for manual placement of therapeutic devices. The company’s mission is to enable cardiac arrhythmia and endovascular procedures and to improve patient outcomes through the use of intravascular robotics. Additional information can be found at www.hansenmedical.com.

“Hansen Medical,” “Hansen Medical (with Heart Design),”and “Heart Design (Logo)” are registered trademarks, and “Magellan” and “Hansen Medical Magellan” are trademarks of Hansen Medical, Inc. in the U.S. and other countries. All other trademarks are the property of their respective owners.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical fact, are statements that could be deemed forward-looking statements, including statements containing the words “will,” “plan,” “continue,” “expects,” “potential,” “believes,” “goal,” “estimate,” “anticipates,” and other similar words. These statements are based on current estimates and assumptions of Hansen Medical and Auris as of the date of this press release and are subject to risks, uncertainties, changes in circumstances and other factors that may cause actual results to differ materially from the information expressed or implied by forward-looking statements made in this press release. These statements may relate to risks or uncertainties associated with: the satisfaction of the conditions to the closing of the proposed transaction the timing of the closing; unanticipated difficulties or expenditures relating to the proposed transaction legal proceedings disruptions of current plans and operations caused by the announcement and pendency of the proposed transaction; potential difficulties in employee retention due to the announcement and pendency of the proposed transaction the response of customers, distributors, suppliers, business partners, lender and regulators to the announcement of the proposed transaction and other risks more fully described in the “Risk Factors” in Hansen Medical’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2015 and Hansen Medical’s other filings with the Securities and Exchange Commission. Given these uncertainties, you should not place undue reliance on the forward-looking statements in this press release. Hansen Medical and Auris undertake no obligation to revise or update information herein to reflect events or circumstances in the future, even if new information becomes available.

Additional Information and Where to Find It

This communication is being made in respect of the proposed merger transaction involving Hansen Medical and Auris. This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities or the solicitation of any vote or approval. The proposed merger will be submitted to Hansen Medical shareholders for their consideration. In connection therewith, Hansen Medical intends to file relevant materials with the SEC, including a proxy statement on Schedule 14A. BEFORE MAKING ANY VOTING OR ANY INVESTMENT DECISION, INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE PROXY STATEMENT REGARDING THE PROPOSED TRANSACTION AND ANY OTHER RELEVANT DOCUMENTS FILED OR TO BE FILED WITH THE SEC, CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. Investors and security holders may obtain copies of the proxy statement, any amendments or supplements thereto, and other documents containing important information about Hansen Medical, once such documents are filed with the SEC, free of charge at the SEC’s website at http://www.sec.gov. In addition, investors and security holders may obtain free copies of the documents filed with the SEC by Hansen Medical on Hansen Medical’s investor relations website at http://investor-relations.hansenmedical.com/ or by contacting Hansen investor relations at (650) 404-5836.

Participants in Solicitation

Hansen Medical and its directors and executive officers may be deemed to be participants in the solicitation of proxies of Hansen Medical shareholders in connection with the proposed transaction. Information about the directors and executive officers of Hansen Medical is set forth in Hansen Medical’s definitive proxy statement for its annual meeting of shareholders to be filed with the SEC and in other documents to be filed with the SEC in connection with the proposed transaction, each of which can be obtained free of charge from the sources indicated above. Other information regarding Hansen Medical’s participants in the solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the proxy statement relating to the proposed transaction and other relevant materials to be filed by Hansen Medical with the SEC when they become available.